EXHIBIT 99.1

Hudson Technologies REPORTS First Quarter 2015 EPS OF $0.06

pearl river, ny – April 29, 2015 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the first quarter ended March 31, 2015.

Revenues for the three months ended March 31, 2015 were $22.1 million, an increase of 42% compared to $15.6 million in the comparable 2014 period. The revenue increase in the quarter is primarily related to an increase in sales volumes of certain refrigerants, a higher selling price of certain refrigerants, and includes a full quarter of revenues from the Company’s recent acquisitions. Gross margin increased to 25% as compared to 11.6% in the first quarter of 2014. Net income for the quarter was $1.9 million, or $0.06 per basic and diluted share, compared to net income of $160,000, or $0.01 per basic and diluted share, in the first quarter of 2014.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We’re pleased to have achieved strong revenue growth and improved profitability in the first quarter, related to increased sales volume as we benefitted from a higher average selling price for R-22 refrigerants in the quarter. Since the EPA issued its final rule in October 2014 establishing R-22 allowances for 2015 through 2019, we’ve seen incremental increases in R-22 pricing related to the clearly defined supply step down that was put forward. While our financial performance during the past two years was affected by previous actions taken by the EPA, with the final October rule, the EPA has set the stage for the transition to an R-22 aftermarket primarily served with reclaimed refrigerant due to the decline and eventual elimination of R-22 virgin production. Consequently, we believe for the foreseeable future we will see improved levels of gross margin, as well as profitability for R-22 refrigerant.”

Mr. Zugibe continued, “We believe the orderly phase out of R-22 will establish reclamation as the primary, and eventually the sole source of R-22 refrigerant when production ends in 2020. Our integration of Polar Technologies, one of the industry’s largest reclaimers, is progressing as expected and we believe the added geographic scope and customer base that the Polar acquisition brings, positions us well to grow our footprint as the leading reclaimer in the marketplace.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the first quarter results today, April 29, 2015 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until May 29, 2015 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13607784. A transcript of the call will be available on the Hudson Technologies website approximately 24 hours after its completion.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period ended March 31,
	2015	2014

Revenues	$22,103	$15,584
Cost of sales	16,578	13,782
Gross profit	5,525	1,802

Operating expenses:
Selling and marketing	960	650
General and administrative	1,295	685
Total operating expenses	2,255	1,335

Operating income	3,270	467

Interest expense	207	209

Income before income taxes	3,063	258

Income tax expense	1,170	98

Net income	$1,893	$160

Net income per common share - Basic	$0.06	$0.01
Net income per common share - Diluted	$0.06	$0.01
Weighted average number of shares
outstanding - Basic	32,333,443	25,090,386
Weighted average number of shares
outstanding - Diluted	34,280,385	26,851,678

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$461	$935
Trade accounts receivable - net	8,135	3,968
Inventories	41,532	37,017
Deferred tax asset	397	397
Prepaid expenses and other current assets	1,139	1,011
Total current assets	51,664	43,328

Property, plant and equipment, less accumulated depreciation	7,708	7,887
Other assets	106	102
Deferred tax asset	4,866	6,031
Goodwill	2,603	265
Intangible assets, less accumulated amortization	3,672	2,322
Total assets	$70,619	$59,935

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,702	$4,510
Accrued payroll	563	384
Short-term debt and current maturities of long-term debt	9,163	6,320
Total current liabilities	18,428	11,214
Other liabilities	1,833	333
Long-term debt, less current maturities	4,318	4,389
Total Liabilities	24,579	15,936

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A convertible preferred stock, $0.01 par value ($100
liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 50,000,000;
issued and outstanding 32,362,776 and 32,312,276	324	323
Additional paid-in capital	61,652	61,505
Accumulated deficit	(15,936)	(17,829)
Total Stockholders' Equity	46,040	43,999

Total Liabilities and Stockholders' Equity	$70,619	$59,935